For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

A.M. Best Affirms and Upgrades Ratings at ProAssurance

BIRMINGHAM, AL., June 14, 2010 (PRNewswire)– ProAssurance Corporation (NYSE: PRA) today highlighted recent rating actions by A.M. Best, affirming the “A” Excellent ratings assigned to the ProAssurance Group and upgrading The PICA Group and The Podiatry Insurance Company of America (PICA) to “A” (Excellent) and ProAssurance National Casualty to “A-” (Excellent). The ratings outlook for each is Stable. Further, Best affirmed the “A-” (Excellent) Ratings of ProAssurance Wisconsin and PACO Assurance Company, a subsidiary of PICA.

“These rating actions are especially meaningful because they reflect our exceptional results in the midst of an uncertain economic environment. Both our policyholders and shareholders understand the safety and security of our balance sheet strength and reward our commitment to the bedrock values of ‘Treated Fairly’ with their loyalty. We’re pleased that A.M. Best continues to recognize the solid results we’ve achieved through the disciplined execution of a long-term strategy in a challenging line of business,” said W. Stancil Starnes, the President and Chief Executive Officer of ProAssurance.

In announcing the rating actions, A.M. Best noted the ProAssurance’s Group’s “…excellent risk-adjusted capitalization, strong operating performance, solid reserving history and robust business position within the medical professional liability insurance sector.” Best also cited ProAssurance’s claim defense and risk management expertise, geographical diversification and localized knowledge within the many jurisdictions in which it operates.

About ProAssurance
ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past three years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.